Exhibit 99.1

Cisco Completes Acquisition of Starent Networks

SAN JOSE, Calif. – December 18, 2009 – Cisco (NASDAQ: CSCO) today announced it has completed its acquisition of Starent Networks (NASDAQ: STAR), a leading supplier of Internet Protocol (IP) based mobile infrastructure solutions targeting mobile and converged carriers.

With the Mobile Internet at an inflection point as IP-enabled Smartphones and other connected mobile devices gain rapid acceptance, service providers have been actively investing in this market. Global mobile data traffic is expected to more than double every year through 2013, according to the Cisco Visual Networking Index.

Starent Networks’ mobile infrastructure solutions play an important role in enabling service providers to scale their mobile infrastructure and monetize their investments via differentiated experiences. They provide the multimedia intelligence, core network functions and services to manage access from any 2.5G, 3G and 4G radio network to a mobile operator’s packet core network. Starent Networks’ access-independent technology is deployed in CDMA2000 (1X, EV-DO), UMTS/HSPA and WiMAX networks.

With the completion of the transaction, Starent Networks becomes part of Cisco’s new Mobile Internet Technology Group within the Service Provider Group (SPG). In addition, Ashraf Dahod, former president and CEO of Starent Networks, becomes senior vice president and general manager of this new group, reporting to Pankaj Patel, senior vice president and general manager of SPG.

Under the terms of the agreement, Cisco paid $35 per share in cash in exchange for each share of Starent Networks and assumed outstanding equity awards for an aggregate purchase price of approximately $2.9 billion. Cisco expects the acquisition to be dilutive to non-GAAP earnings in fiscal years 2010 and 2011 and accretive to non-GAAP earnings in fiscal year 2012. All shares of Starent Networks are expected to be delisted by the close of business today.

###

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com.

# # #

Cisco, the Cisco logo and Cisco Systems are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company.

This document is Cisco Public Information.

Forward-Looking Statements

This press release contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements regarding the development of the mobile internet, growth in mobile data traffic, and the expected financial performance of Cisco (including earnings projections) following completion of the acquisition. Statements regarding future events are based on Cisco’s current expectations and are necessarily subject to associated risks related to, among other things, the retention of employees of Starent Networks and the ability of Cisco to successfully integrate Starent Networks’ market opportunities, technology, personnel and operations and to achieve anticipated results. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Cisco’s most recent Form 10-Q and Form 10-K filed with the SEC. Cisco undertakes no obligation to revise or update any forward-looking statements for any reason.

Press Contact:	Analyst Contact:	Investor Relations Contact:

Cisco:	Cisco:	Cisco:

Terry Alberstein +1 408 424 0181 talberst@cisco.com	Carter Cromwell + 1 408 526 6914 ccromwel@cisco.com	Laura Graves + 1 408 526 6521 lagraves@cisco.com

Kristin Carvell +1 408 424 0206 kcarvell@cisco.com